Delaware                                           PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT
COPY OF THE CERTIFRICATE OF AMENDMENT OF “BIOFIELD CORP.”, FILED
IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MAY, A.D. 2008, AT
12:38 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE
NEW CASTLE COUNTY RECORD OF DEEDS.

2319041  8100              [SEAL OF SECRETARY’S OFFICE]            /s/ Harriet Smith Windsor
080595779                                                                                              Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 6614627
DATE:  05-27-08
You may verify this certificate online
At corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:46 PM 05/23/2008
FILED 12:38 PM 05/23/2008
SRV 080595779 – 2319041 FILE

CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF  BIOFIELD CORP.

BIOFIELD CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that at meetings of the Board of Directors of the Corporation held March 28, 2008, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at a special meeting or by consent of the stockholders of the Corporation.

SECOND, that thereafter, pursuant to resolution of its Board of Directors and Section 228 of the General Corporation Law of the State of Delaware, written consents voted in favor of said amendments were obtained from the holders of more than a majority of the total voting rights associated with all shares of common and preferred stock of the Corporation.

THIRD, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

FOURTH, that in accordance thereunder, the Articles of Incorporation of the Corporation is hereby amended as follows:

Article FOURTH of the Articles of the Corporation shall be amended by deleting the entire Article and replacing it as follows:

“ The authorized capital stock of the Corporation shall be 72,300,000 shares consisting of 60,000,000 shares of Common Stock, par value $0.001 per share and 12,300,000 shares of Preferred Stock, par value $0.001 per share. The outstanding shares of Common Stock shall be reverse split on a one-for-ten basis, effective as of the effective date of this Certificate of Amendment.  No fractional shares shall be issued in connection with the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.”

FIFTH, that the amendment of the certificate of incorporation herein certified has been duly adopted and authorized, pursuant to Section 242 of the General Corporation Law of the State of Delaware, by the unanimous written consent of the Corporation's Board of Directors and by written consent of stockholders holding more than a majority of the total voting rights associated with all shares of common and preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Michael J. Antonoplos, its Chief Executive Officer and Secretary, this 23rd day May, 2008.

BIOFIELD CORP.

By: /s/ Michael J. Antonoplos
Name: Michael J. Antonoplos
Title: Chief Executive Officer